In this document, “[***]” indicates that confidential materials have been redacted from this document and filed separately with the Securities and Exchange Commission.

Exhibit 10.4
BAUSCH & LOMB, INC.
CONTRACT MANUFACTURING SUPPLY AGREEMENT
This CONTRACT MANUFACTURING SUPPLY AGREEMENT, made this 09th day of December, 2014 (“Effective Date”) by and between BAUSCH & LOMB INCORPORATED, a New York corporation, having its principal office located at 8500 Hidden River Parkway, Tampa, Florida 33637 (“B&L”), and AERIE PHARMACEUTICALS, Inc. (hereafter referred to as 'AERIE') having its principal office located at 135 US Highway 206, Suite 15, Bedminster, NJ 07921.
WHEREAS, AERIE desires that B&L be appointed the contract manufacturer for certain Product(s) as listed in Appendix C;
WHEREAS B&L agrees to manufacture and supply to AERIE certain Products (as defined herein) under the terms and conditions of this Supply Agreement for and to AERIE.
NOW, THEREFORE, the parties hereby agree as follows:
DEFINITION OF TERMS
AERIE and B&L, therefore agree the terms defined in this section shall have the meanings stated as follows:
1.1    “ACT” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulation promulgated thereunder.
1.2    “FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.3    “cGMP” means current good manufacturing practices, as defined in the ACT.
1.4    “Label” or “Labeling” means all labels and other written, printed or graphic matter upon any container or packaging utilized with the Product(s) or any written material accompanying the Product(s).
1.5    “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the manufacturing of AERIE Active Pharmaceutical Ingredients (APIs) and the obligations of B&L or AERIE, as the context requires, including, without limitation, (i) all applicable federal, state, and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the “cGMPs.” Applicable Laws shall also include all laws, ordinances, rules, and regulations applicable in Territories added to this Agreement after the Effective Date of this Agreement, solely to the extent AERIE or its designee has provided written copies of such laws to B&L under this Agreement. Copies of all laws shall be in the English language.
1.6    “Regulatory Authority” shall mean the FDA and any other Regulatory Authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging, or use of the AERIE Product(s).
1.7    “Territories” shall mean the United States of America, Canada and any other country, which the parties agree in writing to add to this Agreement.
1.8    “Confidential Information” means any information disclosed by either party to the other party hereunder which involves the trade secrets of the disclosing party and would reasonably be considered to be confidential. AERIE Confidential information shall include without limitation: (i) the structures, formulations, product composition and processes, Investigators’ Brochure, protocols, communications with the United States Food and Drug Administration (FDA) and all information contained in AERIE’s Investigational Exemption for a New Drug (IND), (ii) all information relating to the Product and API, and all licenses, technology, processes and business plans relating to the Product and (iii) all notes, analyses, studies or other documents which contain or are based on the information or material described in (i) or (ii). Such information will be considered confidential under this agreement regardless of whether it is marked or otherwise indicated as confidential. B&L Confidential Information shall include without limitation: (x) all information owned by B&L and pertaining to B&L’s manufacture of the Product, including all plans, programs, processes, equipment, apparatuses, and all licenses and technology owned by B&L and pertaining to the manufacture of the Product and (y) all notes, analyses, studies or other documents owned by B&L that contain or are based on the information or material described in (x), and in all events excluding subject matter owned by AERIE pursuant to Article 18.
1.9    “Commercial Year” means each consecutive twelve (12) month period commencing from the date of the first sale of commercial Product.
1.10    Firm Order” shall have the meaning set forth in Section 7.B.
1.11    “Master Batch Record” shall mean the master production and control records required by the FDA to be kept for the Product pursuant to 21 CFR §211.186
1.12    “Raw Materials” means bottles, tips, caps, Labeling, chemicals other than API, and other components needed to manufacture the Product in accordance with the Specifications.
1.13    Pharmaceutical Price Index” means that particular index within the U.S. Department of Labor’s Producer Price Index - Commodities, which is categorized under the Group, “Chemicals and Allied Products,” item “Pharmaceutical preparations” and having the Series ID of WPU0638.
1.14    Specifications” means the product requirements set forth in the Master Batch Record for the Product(s), as amended by the parties hereto during the Term of this Agreement, which may include but not be limited to, the specifications for Labeling, storage, chemical composition, physical characteristics, biological characteristics and quality control procedures for the Product(s).
1.15    “Facility” shall mean B&L facility located in Tampa, Florida.
1.16    The term Product(s) shall mean those Product(s) listed on Appendix C.
2.    Term.
This Agreement shall become effective on the Effective Date and shall remain in effect until December 31, 2024 (the 'Expiration Date'), unless appropriate notice to terminate is provided per Section 18. Within one (1) year of the projected approval date of the NDA for each Product identified on Appendix C, AERIE shall contact B&L to discuss extending the Expiration Date for up to 2 years following the Expiration Date, or such longer period as the parties may agree, on terms and conditions mutually agreed to by the parties hereto.
3.    Price.
A.    Prices. The purchase price per unit of Product(s) to be paid by AERIE to B&L shall be in accordance with the terms of the price schedule set forth in Appendix A, which is attached hereto and incorporated herein by reference. Prices for Product(s) sold to AERIE during the Term are F.O.B, B&L, Tampa, Florida freight collect.

B.    Price Increase. The purchase price per unit of Product shall remain fixed until the one (1) year anniversary of AERIE’s receipt of written FDA approval for the Product(s). Thereafter, but no more than once during any Commercial Year, B&L may increase the prices for the Product(s), upon sixty (60) days prior written notice to AERIE, by an amount which is in proportion to, and not to exceed, the total percentage change in the Pharmaceutical Price Index over the twelve (12) month period preceding the effective date of such price increase. All changes in cost must be substantiated [***] but in any event any increase shall not exceed [***].
C.    Payment. B&L will invoice AERIE for each order of Product(s) at its principal address upon shipment of the Product(s). Undisputed invoices shall be due and payable within forty-five (45) days of the date of the invoice. In the event that any undisputed invoice is not paid forty-five (45) days from the date of the invoice, AERIE agrees to pay a “late charge” on the unpaid delinquent balance at an interest rate of [***] per month, but in no event more than the maximum rate permitted by law.
4.    Product Manufacture and Supply.
A.    Manufacture and Supply B&L agrees to manufacture the Product(s) in Appendix C at its facility located at 8500 Hidden River Parkway, Tampa, Florida (or other locations as the parties mutually agree upon), in accordance with cGMPs, Applicable Laws, and B&L policies and procedures that do not conflict with any terms or conditions of this Agreement, and to meet the mutually agreed upon product specifications and test methods, respectively. During the Term of this Agreement and for a period of five (5) years thereafter, B&L agrees that it shall not manufacture or supply to any third party any product containing the AERIE proprietary compounds, specifically AR-13324. With respect to manufacture of Product(s) under this Agreement, B&L and AERIE will also enter into a separate Quality Agreement. If the terms of this Agreement and the Quality Agreement conflict, the terms of this Agreement shall control for the explicit purposes of Supply of Product(s).
B.    Ingredients, Supplies and Packaging Materials. B&L agrees to supply at its expense all of the raw materials (excluding the active ingredient, AR-13324 which will be supplied by AERIE), in accordance with the Specifications for the Product that are necessary to manufacture and supply the Product(s). B&L agrees to supply at its expense all of the packaging materials necessary to manufacture and supply the Product(s) as set forth in Appendix C.
C.    Testing and Inspection of Materials. B&L shall analyze and evaluate all materials to confirm that they satisfy the mutually agreed upon material specifications. The cost of all such analyses and evaluations shall be borne by B&L. AERIE shall be liable for all obsolete materials due to forecasting errors, FDA changes or changes required by the customer.
D.    Testing and Inspection of Product. B&L shall conduct all quality control and other tests required to ensure that the Product(s) as manufactured meet the mutually agreed upon product specifications. The cost of all such analyses and evaluations shall be borne by B&L. During the commercial phase of the project, B&L shall conduct stability testing on one (1) lot for each fill size of the Product(s) annually, and shall provide AERIE with on-going stability reports. The cost of all such analyses and evaluations shall be borne by B&L. B&L will place each of the Validation Batches into AERIE defined stability studies and will provide interim stability reports to AERIE, including statistical analyses where appropriate, as required by cGMP regulations. B&L will perform annual product reviews of the Product(s) and will promptly provide AERIE with the information from the annual product reviews as required by the FDA, for AERIE’s inclusion in annual reports to the FDA. B&L shall provide AERIE, at no additional cost, with all regulatory support and documentation required by the FDA to support the NDA for the Product(s).

E.    B&L Obligation to Supply. B&L shall supply AERIE such quantities of Product(s) ordered by AERIE pursuant to any Firm Order. Furthermore, B&L agrees to reserve manufacturing capacity sufficient to supply AERIE with at least such quantities of Product that AERIE is required to purchase as an Annual Minimum pursuant to Section 7.A.
5.    Product Changes.
A.    Changes by AERIE. If AERIE at any time requests a change to a Product and B&L agrees such change is reasonable with regard to the manufacture of a Product, including without limitation any changes to the raw materials or packaging materials, provided such change does not impose material adverse impact on B&L’s manufacture of the Product (i) such change shall be incorporated into the Product Specifications, (ii) B&L shall adjust the price of the Product set forth in Appendix C, if necessary, to reflect increased costs of such change, and (iii) from the date of such adjustment, AERIE shall pay B&L the costs associated with such change, including, for any additional development work, a reasonable charge based upon B&L’s then-prevailing research and development rates, (iv) AERIE shall be liable for all obsolete material resulting from the implementation of this change up to certain inventory levels for each raw material and packaging material to be mutually determined by the parties, provided that AERIE’s liability under this Section shall only apply to the extent such materials cannot reasonably be allocated to manufacturing other products.
B.    Changes by B&L. B&L agrees that any changes developed by B&L which may be incorporated into the manufacture of a Product shall require the written approval of AERIE prior to such incorporation. At the time of such incorporation and regulatory approval, if required, such changes shall become part of the Product Specifications.
C.    Changes by Regulatory Authorities. If B&L is required by a regulatory authority to perform validation studies for purposes of validating new manufacturing procedures or new raw material and finished product assay procedures with respect to a Product in order to continue to engage in the manufacture of the Product for AERIE (and AERIE, after notice that such validation studies are required, and upon notice to AERIE of an estimate of all related validation study expenses, desires B&L to continue manufacturing the Product), all direct expenses borne by B&L in the conduct of any such validation study shall be reimbursed to B&L by AERIE as incurred.
D.    Regulatory Responsibility. AERIE will responsible for all regulatory submissions and correspondence with the FDA related to the Product. B&L will be responsible for providing AERIE, as needed, with documentation typically included in the Chemistry, Manufacturing & Controls (CMC) section of regulatory submissions, for the preparation of regulatory submissions.
6.    Inspections and Manufacturing Compliance
A.    Inspections by AERIE. Representatives from AERIE shall be permitted access, at reasonable times during B&L’s normal business hours and upon reasonable advance notice to B&L, to visit, in the company of a B&L representative, the manufacturing and/or packaging facility or facilities where AERIE’s Product will be or are being manufactured and/or packaged for the purposes of auditing B&L’s processes to ensure that AERIE’s Product are being manufactured, packaged, stored and handled in accordance with the mutually agreed upon product specifications, cGMP’s and applicable laws, rules and regulations.
B.    Inspection by Regulatory Agencies. Each party shall promptly notify the other party upon being contacted by the FDA or other Regulatory Agency for any purpose or reason directly relating to the manufacture of the Product, including without limitation, any announced or unannounced FDA or other Regulatory Agency inspection. At B&L’s request, AERIE will provide B&L with copies of all correspondence and documentation provided to the FDA or other Regulatory Agency which relate to B&L’s scale-up manufacturing activities. At AERIE’s request, B&L will provide AERIE with copies of all correspondence and documentation provided to the FDA or other Regulatory Agency which relate to the Product or the manufacture of the Product. B&L shall permit one or more AERIE representative(s) to be present at B&L’s facilities during any such inspection directly relating to manufacture of the Product. Duly authorized representative(s) from the FDA or other Regulatory Agency or other applicable regulatory agencies shall be permitted access, at reasonable times during B&L’s normal business hours, to visit, in the company of a B&L representative, the manufacturing and/or packaging facility or facilities where the Product will be or is being manufactured and/or packaged for the purposes of auditing B&L’s processes to ensure that the Product is being manufactured, packaged, stored and handled in accordance with the Specifications, Applicable Laws, and B&L policies and procedures to the extent that such policies and procedures do not conflict with any terms or conditions of this Agreement or with Applicable Laws.. B&L shall, at its own expense, promptly respond to all inquiries and questions resulting from such visits and inspections and, at its own expense, promptly correct any deficiencies reported as a result of such inspections. B&L shall immediately notify AERIE if an authorized agent of the FDA or other Regulatory Agency visits B&L’s manufacturing facility for the purposes of inspecting the manufacturing and testing of the Products.
7.    Ordering and Rolling Forecasts
A.    Annual Minimum. Beginning on the first day of the first full calendar year after the commercial launch of the Product, AERIE shall purchase from B&L a minimum annual amount of Product as set forth in Appendix B attached hereto (the “Annual Minimum”). If AERIE does not purchase such Annual Minimum during any calendar year thereafter, AERIE shall pay to B&L [***] of the difference between (i) the total amount AERIE would have paid to B&L if the Annual Minimum had been fulfilled and (ii) the total amount actually paid to B&L during the applicable calendar year. After AERIE’s obligation to purchase the Annual Minimum commences pursuant to this Section 7 A., the parties shall meet at least once annually to discuss in good faith reasonable adjustments to the Annual Minimum taking into consideration the market conditions for the Product. Any such adjustment to the Annual Minimum shall be mutually agreed upon in writing and shall be subject to this Agreement.
B.    Monthly Forecast. Beginning not less than one hundred and twenty (120) days after AERIE submits the NDA for the Product to the FDA, and thereafter on the first day of each month, AERIE will deliver to B&L a rolling forecast of its estimated need for Product for the following twelve (12) month period (each, a “Rolling Forecast”). The quantities of Product to be delivered in the first [***] days of each Rolling Forecast shall be a binding, firm order for Product (“Firm Order”) and the remainder of the Rolling Forecast shall be for advisory purposes only and non-binding.
C.    Purchase Orders. AERIE will initiate an order for Product by sending to B&L a purchase order for Product at least [***] days prior to the requested delivery date for the Product covered by the purchase order (“Purchase Order”). If there is a conflict between the terms of this Agreement and any Purchase Order, the terms of this Agreement will control. Purchase Orders should be submitted for ordered quantities of Product in full batch size; provided that B&L agrees that such batch size shall include, but not be limited to, a [***] batch size for AR-13324 Ophthalmic Solution, 0.02% and/or a [***] batch size PG-324 Ophthalmic Solution, 0.02%. AERIE may submit Purchase Orders for Product in excess of the quantities specified in the rolling forecasts. B&L shall use its commercially reasonable efforts to accept and fill such orders consistent with efforts used by B&L to fill excess orders for other customers of contract manufactured Product. B&L will deliver to AERIE a written order acknowledgment form within thirty (30) days of B&L’s receipt of each rolling forecast, confirming the quantities of which B&L shall exercise commercially reasonable efforts its ability to fill. Only those amounts of such orders in excess of the quantities of AERIE’s Firm Order, confirmed by B&L in its written order acknowledgment, shall be binding on B&L.

D.    Orders Other Than Through Rolling Forecasts. Subject to the provisions of 7.A. above, AERIE may submit additional purchase orders for Product in excess of the quantities specified in the rolling forecasts. B&L shall use its commercially reasonable efforts to accept and fill such orders consistent with efforts used by B&L to fill excess orders for other customers of contract manufactured product.
E.    Acceptance by Order Acknowledgment. B&L will deliver to AERIE a written order acknowledgment form within seven (7) business days of B&L’s receipt of a purchase order, confirming the quantities, price and delivery date of which B&L shall fill. Only those quantities of AERIE’s firm order confirmed by B&L in its written order acknowledgment shall be binding on B&L. In the event B&L is unable to supply Product(s), such volume of product not supplied shall be deducted from the Minimum Annual Quantity.
F.    Failure to Supply. Notwithstanding any other provision in this Agreement, if B&L fails to supply to AERIE at least [***] of the quantity of Product ordered pursuant to a Firm Order during any [***], AERIE’s obligations to meet the Purchase Requirement and Annual Minimum shall terminate. At any point AERIE may choose to purchase any quantity of Product from any third party. In no way do the terms of this agreement limit either AERIE or B&L from any other business each may choose to pursue subject to the limitations set forth in Section 4A.
8.    Inventory & Delivery.
Unless otherwise agreed in writing by the parties, B&L will ship the Product F.O.B. B&L’s loading dock at its facility in Tampa, Florida (the “F.O.B. Point”), to arrive at AERIE’s designated destination point within ninety (90) days of the date a Purchase Order is received by B&L. At the request and expense of AERIE, B&L shall ship the Product ordered by AERIE by such carrier or carriers as AERIE may designate. Such shipping instructions shall be submitted by AERIE to B&L. Unless otherwise agreed by the parties hereto, all risk of loss or damage to the Product from any cause whatsoever shall be borne by AERIE after delivery to AERIE or AERIE’s carrier at the F.O.B. Point. B&L shall not be obligated to maintain an inventory of the Product(s).
9.    Packaging and Labeling.
During the term of this Agreement, B&L agrees to manufacture, and package the Product(s) in accordance with mutually agreed upon component specifications, and approved or mutual agreed upon material suppliers incorporating any necessary approvals in accordance with Section 10.B, and will take into account cGMPs and regulatory requirements. Thereafter, upon reasonable written notice, B&L will make, at AERIE’s expense, any improvements or alterations to packaging or labeling as requested by AERIE and approved by B&L, and shall implement such alterations or improvements at the earliest opportunity. Should any components be rendered obsolete by artwork changes, AERIE shall reimburse B&L at actual procurement cost and destruction fee for any components affected by such changes purchased against AERIE’s requirements because of the long lead time to obtain certain components from suppliers. B&L may have to purchase, or commit to purchase certain components further in advance than the period of time covered by the purchase order, and in such case AERIE agrees to reimburse B&L at actual cost for such components, so long as AERIE has agreed in writing to such purchases or commitments to purchase in advance.
10.    Warranties; Acceptance and Claims.
A.    Limited Product Warranty. B&L represents and warrants to AERIE that (i) at the time of delivery, the Product will be manufactured and supplied hereunder to conform to cGMPs, meet mutually agreed upon product specifications as modified from time to time, and will meet the requirements of the Act, and other applicable laws and regulations, (ii) all Product supplied by B&L under this Agreement shall be merchantable, free from defects and shall not be adulterated or misbranded within the meaning of the ACT, as amended, (iii) B&L shall manufacture the Product in accordance with the Specifications of this Agreement and the Quality Agreement and in a facility that complies with all Applicable Laws, and is covered by all necessary registrations and licenses, and B&L shall maintain all such registrations and licenses during the Term hereof, (iv) when applicable to the work performed by B&L, B&L will adhere to Applicable Laws, (v) B&L shall store all API and Product in a secure facility and in accordance with the Specifications and all Applicable Laws, and (vi) B&L shall perform all services to accepted industry standard.. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT WHERE B&L COMMITS A WILLFUL, GROSSLY NEGLIGENT OR INTENTIONAL BREACH OF ANY MATERIAL PROVISION UNDER THIS AGREEMENT, B&L SHALL NOT BE RESPONSIBLE OR LIABLE UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY RESULTANT INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF REVENUES AND LOSS OF PROFITS FROM B&L’S FAILURE TO PROVIDE THE PRODUCT TO AERIE OR OTHERWISE.
B.    Notification of Defects. All Products shall be received subject to AERIE’s inspection and may be rejected if any such Product fails to be in the condition warranted hereunder. AERIE shall be deemed to have accepted each order of Product if B&L does not receive written notice to the contrary as set forth in this Paragraph 10.B. AERIE shall notify B&L in writing within 60 days after delivery to AERIE or its customers of any non-conforming Product containing obvious defects discoverable without affecting the integrity of the Product’s packaging and within 120 days of its discovery of any latent defects, or AERIE’s rights as to such obvious or latent non-conformance shall be waived by AERIE. At B&L’s request, AERIE shall promptly supply either some of the Product(s), which are allegedly defective or some other evidence of deficiency which B&L shall specify. In the event of any dispute between B&L and AERIE as to whether any of the Product conform to the warranties hereunder, a sample of the units in dispute shall be sent by AERIE and B&L to a testing laboratory mutually agreed to by B&L and AERIE whose findings will be binding on the parties except in cases of gross and manifest error. The cost of such testing and Product shall be borne by the party against which the determination was made.
C.    Warranty Limited to AERIE. AERIE shall deliver to its customers its own warranty concerning the Product. AERIE’s warranty to its customers shall state conspicuously that the same is the sole and exclusive warranty to customers.
D.    Returns. B&L shall accept for return and replacement any Product manufactured and supplied to AERIE under this Agreement which at the time of delivery does not conform with the warranty set forth above and for which proper notice has been given, provided AERIE notifies B&L in a timely fashion and seeks a prior shipping authorization from B&L. B&L shall replace, at B&L’s cost, each nonconforming shipment of Product, or the nonconforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event shall do so within ninety (90) days after receipt of notice of rejection thereof. All returns of Product with defects shall be in the original manufactured condition to the extent possible. B&L will pay reasonable return freight and shipping charges, AERIE shall assume the risk of loss in transit associated with such returns.
E.    Indemnification of AERIE. B&L shall indemnify, defend, save and hold AERIE and each of its Affiliates, officers, directors, employees and agents harmless from and against any and all liabilities, losses, damages, costs, or expenses, including without limitation reasonable attorney’s fees and disbursements (Loss or Losses) resulting from, or arising out of (a) any material breach of any warranty hereunder or material non-fulfillment or non-performance by B&L of any agreement, covenant or obligation of B&L under this Agreement; (b) any actual or alleged defect in any Product manufactured and delivered to AERIE hereunder arising out of B&L’s failure to manufacture Product in accordance with the terms of this Agreement; (c) FDA enforcement action, inspection or Product recalls or market withdrawals resulting from B&L’s failure to manufacture the Product in accordance with the terms or requirements of this Agreement, and (d) any bodily injury arising out of B&L’s failure to manufacture Product in accordance with the terms of this Agreement.
F.    Insurance. Each of the parties shall maintain Commercial Liability Insurance, during the term of this Agreement, including contractual and product liability, in amounts of not less than $[***] per occurrence and $[***] annual aggregate naming the other party as an additional insured. The parties shall exert their best efforts to obtain such insurance on a date of occurrence basis (not a date of claim basis) and all insurance companies providing such insurance shall have an A.M. Best rating of A- or better. Upon request, either party shall submit a certificate of insurance evidencing such insurance to the other party, and providing that it may not be canceled or reduced in amount without thirty (30) days’ prior notification to the other party.
G.    Manufacture. For purposes of this Article 10 above, Section 5.E. and Articles 11, 12 and 18 below, “manufacture” shall include without limitation the manufacturing process for the product, bulk solution manufacturing, filling, filtering, inspection, testing, Labeling and packaging of Product.
11.    AERIE’s Warranties and Obligations
A.    Indemnification of B&L. AERIE shall indemnify, defend, save and hold B&L and each of its Affiliates, officers, directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of (a) any material breach of any warranty hereunder or material non-fulfillment or non-performance by AERIE of any agreement, covenant or obligation of AERIE under this Agreement; (b) any bodily injury arising as a result of a negligent act or omission of AERIE; (c) FDA enforcement action, inspections or Product recalls or market withdrawals except where arising out of or resulting from B&L’s failure to manufacture Product in accordance with the terms of this Agreement; (d) AERIE’s acts relating to the promotion, marketing and/or distribution of Product, except where arising out of or resulting from B&L’s failure to manufacture Product in accordance with the terms of this Agreement; (e)any actual or alleged infringement or violation of any patent, trade secret or proprietary right governing the Product and (f)any actual or alleged defect in the Product(s) caused by the intentional or negligent acts or omissions of AERIE including, without limitation, detects in the specifications, formulations, packaging, labeling, designs or other instructions regarding the Product(s) as provided by AERIE to B&L.
B.    Indemnification of AERIE. B&L shall indemnify, defend, save and hold AERIE and each of its Affiliates, officers, directors, employees and agents harmless from and against Loss or Losses resulting from, or arising out of (a)any material breach of any warranty hereunder or material non-fulfillment or non-performance by B&L of any agreement, covenant or obligation of B&L under this Agreement; (b) any bodily injury arising, as a result of a negligent act or omission of B&L; (c) FDA enforcement action, inspections or Product recalls or market withdrawals except where arising out of or resulting from AERIE’s failure to distribute Product in accordance with the terms of this Agreement; (d) B&L’s failure to manufacture Product in accordance with the terms of this Agreement; (e)any actual or alleged infringement or violation of any patent right governing the Product and (f)any actual or alleged defect in the Product(s) caused by the intentional or negligent acts or omissions of B&L including, without limitation, defects in the specifications, formulations, packaging, labeling, designs or other instructions regarding the Product(s) as administered by B&L in a form other than that provided by AERIE.

C.    Registration. Any FDA or governmental approvals necessary for sale of the Product(s) shall be the responsibility of AERIE. AERIE shall use its best efforts to maintain all necessary FDA or governmental approvals for sale of the Product(s) and that the packaging and labeling of such Product(s) shall comply with all applicable FDA or governmental and rules and regulations.
12.    Indemnification Procedures
A.    Upon the occurrence of an event, which requires indemnification under this Agreement, the Indemnified Party shall give prompt written notice to the Indemnifying Party providing reasonable details of the nature of the event and basis of the indemnity claim. The Indemnifying Party shall then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such Action. The Indemnified Party shall also have the right, but not the obligation, to participate at its own expense in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any such Action provided that the reasonable cost in doing so shall be paid by the Indemnifying Party. If the Indemnifying Party fails within thirty (30) days after receipt of such notice (a) to notify the Indemnified Party of its intent to defend, or (b) to defend, contest, or otherwise protect against such suit, action, investigation, claim or proceeding, or fails to diligently continue to provide such defense after undertaking to do so, the Indemnified Party shall have the right, upon ten (10) days’ prior written notice to the Indemnifying party, to defend, settle and satisfy any such suit, action, claim, investigation or proceeding and recover the costs of the same from the Indemnifying Party.
B.    Survival. The indemnification contained herein shall survive any termination of this Agreement.
13.    Product Recalls
If B&L meets all mutually agreed upon release specifications it will have no liability for recall expenses. In the event that such recall results from the breach by B&L of its warranties under this Agreement, defective manufacture by B&L or other actions of B&L, B&L shall be responsible for the reasonable expenses of the recall to which B&L will reimburse AERIE either AERIE in cash or by replacement of product as may be agreed and reasonable related expense and administrative fees. In the event the recall results from the actions of AERIE (not including the recall order), AERIE shall be responsible for the expenses of the recall and any costs associated with the distribution of replacement Product(s).
14.    Product Complaints
Product Complaints to be received by AERIE and at its own expense, AERIE will promptly respond to all reasonable inquiries from customers pertaining to Product Complaints. Notwithstanding the generality of the foregoing, B&L will, at AERIE’s expense, conduct all appropriate investigations required under FDA regulations where allegations pertaining to product quality are explicitly or implicitly raised in a Product Complaint.
15.    Confidentiality.
Except as otherwise expressly permitted herein (including Article 16), each party hereto agrees to keep all Confidential Information of the other party furnished under this Agreement confidential within its respective company and agrees not to disclose same to third parties without the prior written consent of the other party hereto, except as required by law or to the extent such information (i) was already in the rightful possession of a party prior to its receipt from the other party as evidenced by written records, (ii) becomes generally known to the public through legal means and also otherwise than as a result of the breach of this Article 15, (iii) is disclosed by a third party having no obligation to keep such information confidential.

During the Term, of this Agreement, both AERIE and B&L agree to keep the subject matter of this Agreement confidential and not disclose it to any third party except as required by law, in which instance timely notice shall be given to the party not making the disclosure, or except as necessary under this Agreement or as mutually agreed to. The receiving party will, upon the written request of the disclosing party after any expiration or termination of this Agreement, promptly destroy or return to the disclosing party all Confidential Information (including notes, writings and other material developed therefrom) and all copies thereof and retain none for its files, except that each party may retain one (1) copy for its legal files. The return or retention of such information will not relieve the receiving party of its continuing obligation of confidentiality hereunder.
16.    Patents and Trademarks
AERIE further warrants that manufacture or sale of the Product(s) to AERIE will not infringe any third party’s proprietary rights and that AERIE will indemnify, defend and hold B&L harmless from any damage from any and all infringement claims relating to the Product(s) and any trademarks, trade names, proprietary right, trade name, trademark, service mark or copyright used by AERIE in connection with the Product(s). B&L, excluding technology, processes and instructions provided by AERIE, further warrants that it will not infringe any third party’s patent or proprietary rights in the manufacture of the Products. B&L acknowledges that AERIE owns or possesses certain AERIE Confidential Information, inventions, technologies, processes, know-how, trade secrets, improvements, other intellectual property and other assets relating to the Product, which have been independently developed or licensed by AERIE (collectively “AERIE Technology”). AERIE shall own, and B&L hereby assigns and agrees to assign to AERIE, all inventions, developments, or improvements to the AERIE Technology, whether or not patentable, that arise from, or are based upon the Product, its manufacture or AERIE Technology, together with any analytical methods for testing the Product, modifications to the Product formulation or Product container, methods of mixing the Product solution and all data (e.g., label qualification data) incorporated into FDA filings (collectively, “AERIE Developments”). AERIE acknowledges that B&L owns or possesses certain B&L Confidential Information, inventions, technologies, processes, know-how, trade secrets, improvements, other intellectual property and other assets relating to B&L’s manufacturing capabilities, which have been independently developed or licensed by B&L (collectively “B&L Technology”). B&L shall own, and AERIE hereby assigns and agrees to assign to B&L, all inventions, developments, or improvements made solely to the B&L Technology.
17.    Public Announcements. Neither AERIE nor B&L shall use the name of the other firm in any publicity or advertising and may not issue a press release, public announcement or otherwise publicize or disclose the existence of this Agreement, any information related to this Agreement or the terms or conditions hereof, without obtaining the other party’s prior written approval and consent, except as required by law.
18.    Termination.
A.    For Default. Without prejudice to any other legal or equitable remedy or remedies either party may have, this Agreement may be canceled by either party for breach of any material provision of this Agreement, or for a pattern or practice of repeated non-material breaches of provisions of this Agreement, if such cause remains after the giving of not less than [***] days prior written notice ([***] days in the case of B&L’s failure to deliver) to the breaching party of the existence of such cause to terminate this Agreement. B&L will have the right to terminate if volumes fall below the minimum annual volumes for two consecutive years and AERIE will pay for all existing inventory of components to cover Purchase Orders consistent with the AERIE forecast. However, unless there is a default by AERIE for lack of payment, AERIE shall have the option of having B&L produce Product(s) for which B&L has already committed to or procured raw materials or components.

B.    For Insolvency. Without prejudice to any legal or equitable remedy or remedies either party may have, this Agreement may be immediately terminated at the option of a party, immediately upon written notice, in the event of the insolvency of the other party, however such insolvency may be evidenced.
C.    For Failure to Meet Timelines. Without prejudice to any legal or equitable remedy or remedies either party may have, this Agreement may be immediately terminated at the option of AERIE, immediately upon written notice provided to B&L to improve within [***] days. In the event B&L does not achieve the mutually agreed project milestone within [***] days after the deadline specified, or any mutually agreed upon change, unless such failure is due to an act or omission of AERIE than AERIE may immediately terminate this Agreement.
D.    Company Strategy and Capacity Changes. This Agreement may be terminated at the option of B&L, upon [***] months prior written notice to AERIE, based on changes in B&L strategy or manufacturing capacity constraints; provided, however that such notice shall not to be given prior to the NDA approval(s) of Product(s). In the event of such termination by B&L, B&L shall, in cooperation with AERIE, transfer Product manufacturing technology to a third party contract manufacturer. All costs and expenses associated with the transfer of Product manufacturing technology to a third party shall be borne solely by B&L. This Agreement may be terminated at the option of AERIE, upon [***] months prior written notice to B&L, based on changes in AERIE’s strategy; provided, however, that such notice shall not to be given prior to the NDA approval(s) of Product(s). In the event of a termination by AERIE, AERIE shall, in cooperation with B&L, transfer Product manufacturing technology to a third party contract manufacturer. All costs and expenses associated with the transfer of Product manufacturing technology to a third party shall be borne solely by AERIE.
E.    Effect of Termination. Within [***] days following the effective date of termination of this Agreement, B&L will provide AERIE with a detailed accounting of (i) the amount of raw materials, components and printed materials held by B&L for manufacturing into Product under this Agreement, (ii) the amount of Product in the process of being manufactured by B&L for AERIE under this Agreement and (iii) the amount of finished Product then held in inventory by B&L (including Product which has not been subjected to B&L’s quality assurance testing procedures) under this Agreement. Unless otherwise mutually agreed by the parties prior to the effective date of termination or as otherwise set forth in this Agreement, B&L shall deliver to AERIE or to such other person or place as AERIE shall direct in writing, at AERIE’S sole cost and expense (except at B&L’s sole cost and expense, if AERIE terminated the Agreement for cause), all raw materials and Product described above and AERIE shall pay B&L, within 30 days of such delivery, the Product Price owing to B&L for finished Product, Manufacturing Costs for work in process, and B&L’s verifiable out-of-pocket costs incurred in connection with unused inventories of packaging components and raw materials. No termination of this Agreement shall have any effect on, or relieve either party from, the obligation to make any payment or perform any act arising prior to the effective date of termination. However B&L and AERIE shall work together in an effort to consume all remaining raw materials, components and Product(s) in process for Product(s) to be delivered to AERIE. But B&L shall have no obligation to complete any further processing of Product(s) if AERIE is in default due to lack of payment. In addition, AERIE shall have no responsibility for any raw materials or components committed to or procured by B&L in excess of that required to fill open purchase orders submitted by AERIE. Upon the expiration of this Agreement or its earlier termination, B&L will transfer all Product-manufacturing technology and information to AERIE’s designated manufacturer and provide full cooperation and assistance to assure smooth transition. AERIE will reimburse B&L for B&L’s reasonable costs and expenses incurred in providing the foregoing services.
19.    Force Majeure and Allocation.

The obligations of either party hereunder are contingent upon, and B&L shall not be liable for, acts of God, war, riots, floods, fires, storms, strikes, catastrophes or any other acts of force majeure, FDA or governmental restrictions, prohibitions, regulations, and requisitions, the acts of suppliers or common carriers, or other interferences beyond the reasonable control of such party to the extent that the same prevent or delay the performance of the obligations herein contained, always provided that such party shall use its best efforts to fulfill the obligations under this Agreement and provide the other party with prompt notice of the occurrence of any such event of force majeure.
20.    Assignment or Transfer of Rights.
This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the rights and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior written consent of the other party, unless such assignment, transfer or disposition is to a successor to all or substantially all of the businesses and assets of such party pertaining to the subject matter hereof. Any assignment made in contravention of the foregoing shall be void and of no effect.
21.    Notices.
All notices or communications required or permitted hereby shall be sent to the respective addresses set forth below by overnight delivery, telegram, telex, telefax, or registered or certified mail, return receipt requested and shall be effective upon delivery.
As to B&L:                Bausch & Lomb Incorporated
8500 Hidden River Parkway
Tampa, Florida 33637
Attention: Director of Plant Operations

With a copy to:                Valeant Pharmaceuticals North America LLC
400 Somerset Blvd, Bridgewater, NJ 08807
Attn: General Counsel

As to AERIE:                AERIE Pharmaceuticals, Inc.
135 US Highway 206, Suite 15, Bedminster, NJ 07921

With a copy to:                AERIE Pharmaceuticals, Inc.
7020 Kit Creek Road, Suite 720
Morrisville, North Carolina 27709
Attention: Ramesh Krishnamoorthy
Vice-President, Manufacturing

The address to which notice to either party shall be sent may be changed by such party by written notice to the other party.
22.    Order of Preference.
All sales by B&L to AERIE of Product(s) shall be subject to the provisions of this Agreement and any provision of any purchase order placed by AERIE or order acknowledgment sent by B&L which is inconsistent herewith or in addition hereto shall be null and void unless accepted by the receiving party in writing and signed by one of its authorized representatives.

23.    Applicable Law.
This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without reference to its choice-of-law rules.
24.    Survival.
Those provisions which, by their meaning and intent, have applicability beyond the term of this Agreement shall survive the termination of this Agreement.
25.    Entire Agreement.
This is the entire Agreement between the parties hereto regarding the Product(s) and supersedes any prior agreements made between the parties regarding the Product(s). No prior statement, representation, promise or agreement, written or verbal, shall be of any force to vary, expand or diminish the provisions hereof. The Agreement may be modified or amended only by an instrument in writing, executed by both parties. No waiver or other failure to exercise any right under, or default or extension of time for performance under, any provision of this Agreement will affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.
26.    Improvement Activities. B&L will cooperate with AERIE in reviewing a combination of improvement activities that can be measured including cost improvements, line speed increases and change-over time reductions at B&L’s plant(s), lead time improvements, and others. Implementation of any such improvement activities that will impact the approved validated state of the AERIE process for manufacturing the Product(s) will only be made pursuant to mutual written agreement of B&L and AERIE. In good faith AERIE and B&L will work together in reviewing continuous improvement projects pursuant to this Section 26.
27.    Significant Product Volumes Increase. If product volumes increase significantly and capital investment is required to meet the new demand, B&L and AERIE will mutually agree in a good faith the capital investment and payment terms and conditions for new equipment and validation activities.
28.    Service Level & On Time Shipping Criteria.
A.    Customer Service levels must be maintained at a [***] level and on-time shipment rating must be maintained at [***] level. These metrics will be staged in over a [***] month period, after initial PO issuance. Both B&L and AERIE will need to collaborate/agree on Service Level and on-time measurement procedures. B&L shall not be liable for events of force majeure described in Section 18 above that affect the customer service levels.
B.    If B&L has [***] months below either metric of customer service level or on-time shipment rating in a fixed [***] month window (and other [***] months are at minimum or better) that [***] month period is considered acceptable. If [***] months out of a [***] month window are below either metric but the average is at or above metric, that period is considered acceptable. If the average is below metric, then the period is considered unacceptable. If there are [***] consecutive [***] month periods that are unacceptable, AERIE would then have the option to move a percentage of all requirements to an alternative manufacturer. Should a [***] month period (consecutive period) be acceptable, then the percentage moved (of requirements), at AERIE discretion, would remain with an alternate manufacturer. Should the [***] month period be unacceptable, AERIE has the option, at its discretion, to move [***]% of requirements to an alternate manufacturer which may result in termination of this contract. Should the [***] month periods be acceptable, after the [***] unacceptable [***] month periods, than AERIE would revert to supply of the forecasted requirements per Section 7B from B&L.
C.    Should B&L perform at the minimum or better, Service Level and on-time shipment Levels, they will continue to supply AERIE’s forecasted requirements per Section 7B for items listed in Appendix C.
D.    In addition to the forecasted requirements per Section 7B and specified in Section 7D, AERIE will provide minimally an updated forecast for a [***] month period on the anniversary date of the effective date of this agreement until the NDA is submitted for the Products; following the submission of the NDA for the Products, AERIE will minimally provide an updated forecast for a [***] month period every [***] months from the submission date of the NDA until the approval of the NDA. This information will be used by B&L to assess and comply with the Service Level and On-time shipping criteria described above in Section 28 A and B.
E.    B&L upon written request from AERIE will provide annually an estimate of available capacity to manufacture AERIE’s Products for the following [***] years. This estimate is non-binding and may be revised following AERIE’s forecasts. Both B&L and AERIE will make a good faith effort to review and revise the Service Level and On-time shipping criteria based on this capacity assessment against the updated forecasted requirements.

IN WITNESS WHEREOF, the parties have hereunto set forth their signatures as of the date set forth above.

BAUSCH & LOMB INCORPORATED		AERIE PHARMACEUTICALS, INC.

By:	/s/ Ivan Cartagena	By:	/s/ Tom Mitro

Title:	Executive Director Plant Operations	Title:	President and COO

APPENDIX A

PRICE SCHEDULE
Product                                        Unit Price

AR-13324 Ophthalmic Solution, 0.02% - NLT 2.5 mL                $[***]

AR-13324 Ophthalmic Solution, 0.02% - 1 mL ('Professional Sample')        $[***]

PG-324 Ophthalmic Solution, 0.02% - NLT 2.5 mL                $[***]

PG-324 Ophthalmic Solution, 0.02% - 1 mL ('Professional Sample')        $[***]

Note: The quoted prices are based upon estimated standards of 2015 and may be revised on the actual year of commercialization of each Product, based on the price increase provisions as outlined in Section 3.B. of this document.

Note: The quoted price(s) for PG-324 Ophthalmic Solution, 0.02% are based on the current costing of the latanoprost sourced by B&L; this may be revised in the event Aerie would qualify another source of latanoprost with a lower cost.

APPENDIX B

Annual Minimums
Product: AR-13324 Ophthalmic Solution, 0.02%

Production Year Starting                Annual Minimum (number of units)

2017                            [***]
2018                            [***]
2019                            [***]
2020                            [***]

Note: The annual minimums may be revised following the NDA approval of AR-13324 Ophthalmic Solution, 0.02% product and/or on an annual basis as outlined in Section 7A.

Product: PG-324 Ophthalmic Solution, 0.02%

Production Year Starting                Annual Minimum (number of units)

2018                            [***]
2019                            [***]
2020                            [***]
2021                            [***]

Note: The annual minimums may be revised following the NDA approval of PG-324 Ophthalmic Solution, 0.02% and/or on an annual basis as outlined in Section 7A.

APPENDIX C
Product                Batch Size        Units per batch

AR-13324 Ophthalmic Solution, 0.02%        [***] L        approx.. [***] units of 1 mL fill
size per [***] L batch
approx.. [***] units of NLT 2.5 mL
size per [***] L batch

Note: AR-13324 Ophthalmic Solution, 0.02% (also known as RhopressaTM) will be manufactured minimally in two different fill sizes, namely No Less Than 2.5 mL and approximately l mL.

PG-324 Ophthalmic Solution, 0.02%        [***] L        approx.. [***] units of 1 mL fill
size per [***] L batch
approx.. [***] units of NLT 2.5 mL
size per [***] L batch

Note: PG-324 Ophthalmic Solution, 0.02% (also known as RoclatanTM) will be manufactured minimally in two different fill sizes, namely No Less Than 2.5 mL and approximately 1 mL.